EXHIBIT 16.1

6750 North Andrews Avenue, Suite 200 Fort Lauderdale, Florida 33309-2064 Tel 954.489.9310 Fax 954.489.4741 www.crowechizek.com
Crowe Chizek and Company LLC Member Horwath International

April 2, 2008

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sun American Bancorp and, under the date of March 17, 2008, we reported on the consolidated financial statements of Sun American Bancorp as of December 31, 2007 and 2006, and for each of the three years ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2007. On March 31, 2008, our appointment as principal accountants was terminated. We have read Sun American Bancorp’s statements included under Item 4.01 of its Form 8-K dated March 31, 2008, and we agree with such statements insofar as they pertain to us, except that we are not in a position to agree or disagree with the stated reason for changing principal accountants.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida

cc:

Mr. Nelson Famadas

Audit Committee Chairman

Sun American Bancorp